Exhibit 10.12

Capital Note

US Dollars 14,245,248

This Capital Note of Card Guard Technologies Inc. a Californian corporation, (the “Company”), in favor of Card Guard Scientific Survival Ltd., an Israeli corporation (the “Holder”).

1.                         The Company hereby promises to pay to the Holder the amount of US$14,245,248 (Fourteen million two hundred and forty five thousands two hundred and forty eight US Dollars), (the “Note Amount”).

2.                         The Company may repay the Note Amount to the Holder at such time as the Company and the Holder shall jointly determine. If so decided, the Note Amount shall be paid at the Company’s registered office, or such other address designated by the Company, against delivery of this Capital Note. Should the Company fail to pay its obligations under the note Holder shall be entitled to all remedies available to it hereunder and under any applicable laws.

3.                         This Capital Note is not secured by any pledge, lien or charge of any kind.

4.                         This Capital Note shall bear no interest.

5.                         This Capital Note shall be paid in lowful currency of the USA and shall be wire transformed to Card Guard bank account according to its instructions.

6.                         Subordination. The Company’s obligation of repayment of the Note Amount shall be subordinate and rank junior to all other current debt obligations of the Company.

7.                         The Company shall not be liable for any default or delay in performing its obligations under this Capital Note that is the result of “force majeure”.

8.                         The Holder may not transfer, assign or otherwise dispose of this Capital Note and the Holder’s rights and obligations hereunder, in whole or in part, except with the written consent of the Company. This Capital Note shall be binding upon and inure to the benefit of each party’s successors and permitted assigns.

9.                         Any person receiving title to the Capital Note shall be bound by these terms of Capital Note and shall have the right to be registered in the Company’s books as holder of the Capital Note, upon producing adequate evidence to its title to the Capital Note.

10.                   Severability. In the event that any one of the provisions of this Capital Note is for any reason held to be invalid or unenforceable, the remaining provisions of this Capital Note will be unimpaired and the invalid or unenforceable provision will be replaced by a mutually acceptable provision, which being valid and enforceable, comes closest to the intention of the parties underlying the invalid of unenforceable provision.

11.                   Governing Law; Dispute Resolution. This Capital Note shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflict of laws principles thereof).

IN WITNESS WHEREOF, the parties hereto have executed this Capital Note as of the date first written above.

Card Guard Technologies Inc.

/s/ [ILLEGIBLE]

Date:

8.12.04